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                                                                       Exhibit Q


                   COUNTERPART TO THE SHAREHOLDERS' AGREEMENT

         WHEREAS, a party (the "Transferor") to the Shareholders' Agreement, dated as of May 7, 1999, among The Goldman Sachs Group, Inc. (the "Company") and the Covered Persons listed on Appendix A thereto, as amended from time to time (the "Shareholders' Agreement"), has proposed to Transfer (as defined in the Shareholders' Agreement) shares of common stock (the "Transferred Shares") of the Company to the undersigned transferee (the "Transferee").

         NOW, THEREFORE, in consideration of the Transfer of the Transferred Shares and the waiver granted by the Shareholders' Committee (as defined in the Shareholders' Agreement) to permit such Transfer, the Transferee hereby agrees, represents and warrants that:

         1. The Transferee has received a copy of, and read, each of (i) the Shareholders' Agreement, (ii) the provisions of the Plan of Incorporation (as defined in the Shareholders' Agreement) relating to transfer restrictions, hedging and pledging restrictions and custody arrangements; and (iii) the PMD Hedging and Pledging Restrictions, as amended as of April 2000.

         2. Each Transferred Share will continue to be subject to the same restrictions on transfer (the "PLP Transfer Restrictions") set forth under the caption "PLP Restrictions" in Section 7 of the Plan of Incorporation that applied to such Share immediately prior to the Transfer, and the Transferee and the Transferred Shares will be subject to all the other provisions of the Plan of Incorporation, including the applicable hedging restrictions and custody arrangements, that applied to the Transferor and the Transferred Shares immediately prior to the Transfer. The Transferor, the Transferee, and each other transferee of shares of common stock of the Company from the Transferor on the date hereof shall be deemed to be the same person for purposes of compliance with the PLP Transfer Restrictions and all sales or other transfers by each of them shall be aggregated for this purpose. The Transferee also agrees to abide by the PMD Hedging and Pledging Restrictions as amended from time to time.

         3. The Transferee will become a Covered Person under the Shareholders' Agreement and will remain a Covered Person so long as the PLP Transfer Restrictions are in effect. Once the PLP Transfer Restrictions terminate, the Transferee will be removed from Appendix A to the Shareholders' Agreement.

         4. The Transferred Shares will be treated as Covered Shares and Voted Covered Shares under the Shareholders' Agreement until the termination of the PLP Transfer Restrictions; provided, however, that the Transferee will not be subject to the General Transfer Restriction in Section 2.2 of the Shareholders' Agreement.

         5. Until the earlier of (x) the termination of the PLP Transfer Restrictions and (y) the date on which the Transferor ceases to be an Employee Covered Person, Section 2.3(c) of the Shareholders' Agreement will be applicable
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                  to the Transferee as if the Transferee were an Employee
                  Covered Person under the Shareholders' Agreement, but the Transferee will not be considered an Employee Covered Person for any other purpose.


Agreed, as of __________, 2000:

                                              __________________________________
                                                  (Print name of Transferee)



                                              By:_______________________________
                                                          (Signature)